EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Stockholders
Viatel, Inc.:

     We consent to incorporation by reference in the registration statement No. 333-40692 on Form S-3, as amended, in the registration statement No. 333-15155 on Form S-8, in the registration statement No. 333-16671 on Form S-8, in the registration statement No. 333-90257 on Form S-8, in the registration statement No. 333-92235 on Form S-8, in the registration statement No. 333-92339 on Form S-8, and in the registration statement No. 333-50460 on Form S-8 of Viatel, Inc. of our report dated April 11, 2001, relating to the consolidated balance sheets of Viatel, Inc. and subsidiaries as of December 31, 1999 and 2000 and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which appears in the December 31, 2000 annual report on Form 10-K of Viatel, Inc.

     Our report dated April 11, 2000 contains an explanatory paragraph that states the Company has suffered recurring net losses and net operating cash deficiencies, has a significant working capital deficiency and a significant shareholders' deficiency and does not presently have sufficient funds on hand to meet its current debt obligations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                              /s/ KPMG LLP

New York, New York
April 18, 2001